UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION RE QUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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FINANCIAL INVESTORS TRUST
(Name of Registrant as Specified In Its Charter)
___________________________________
(Name of Person Filing Proxy Statement, if other than the Registrant)

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Financial Investors Trust

Highland Resolute Fund

(the “Fund”)

Supplement dated June 21, 2019

to the

Prospectus and Statement of Additional Information

dated August 31, 2018 as supplemented

Highland Associates, Inc. (the “Adviser”) currently serves as the investment adviser for the Fund. On June 7, 2019, the Adviser entered into an agreement (the “Agreement”) pursuant to which Regions Bank (“Regions”) will acquire the Adviser. According to the Adviser, the objectives of the purchase include the continuation of a transition process from the Adviser’s founders, access to additional growth capital for the Adviser, and additional resources to accelerate leadership’s strategic plans, etc. If the transaction contemplated by the Agreement is completed (the “Transaction”), it is expected that the Fund’s current investment advisory agreement with the Adviser and each of the Fund’s current sub-advisory agreements will terminate.

The Transaction is contemplated to be completed on or before August 31, 2019. The Transaction is subject to certain conditions to closing, including various required approvals, and may be delayed or even terminated due to unforeseen circumstances. As part of the Transaction, it is anticipated that the principals and employees of the Adviser responsible for managing the Fund will continue to manage the Fund after the Transaction.

In anticipation of the closing of the Transaction, on June 11-12, 2019, the Board of Trustees (the “Board”) requested and received materials from the Adviser and held an in-person meeting to consider and approve an interim investment advisory agreement on behalf of the Fund and the Adviser (the “Interim Agreement”), as well as a new investment advisory agreement between the Adviser and the Fund (the “New Agreement”). The Interim Agreement would take effect upon the closing of the Transaction and would continue for a term of not more than 150 days from the date of the completion of the Transaction. The Interim Agreement would allow the Adviser to continue to serve as the Adviser to the Fund, under terms that are the same in all material respects to the current investment advisory agreement, except for the addition of terms concerning the escrow of the Adviser’s management fees during the period in which the Interim Agreement is in effect and the 150-day term (the “Termination Date”). The New Agreement is the same in all materials respects as the current investment advisory agreement between the Adviser and the Fund, but for the effective date and the inclusion of an initial one-year term, and would take effect if approved by the shareholders of the Fund.

Also on June 11-12, 2019, the Board approved new investment sub-advisory agreements among the Trust, on behalf of the Fund, the Adviser, and each of: (i) Incline Global Management, LLC (“Incline”) and (ii) Chatham Asset Management, LLC (“Chatham”) (each, a “Sub-Adviser”), each of which would take effect upon the closing of the Transaction. Pursuant to an exemptive order from the U.S. Securities and Exchange Commission, and subject to approval by the Board, the Adviser is permitted to enter into new or modified sub-advisory agreements with existing or new sub-advisers for the Fund without obtaining approval of the Fund’s shareholders. Each new sub-advisory agreement was approved by the Board pursuant to such exemptive relief, and was the same in all material respects to each existing investment sub-advisory agreement with each Sub-Adviser, but for the effective date and the inclusion of an initial one-year term.

The Board also approved the submission of a proposal to the Fund’s shareholders to approve the New Agreement. A special meeting of the Fund’s shareholders will be held to consider the proposal. Proxy materials will be sent to the Fund’s shareholders with more information about the New Agreement and about its proposal.

You should read the proxy statement when it is available because it contains important information. You will also be able to obtain free copies of the proxy statement at the Securities and Exchange Commission website at www.sec.gov once the proxy statements have been mailed. You can also obtain free copies of the Fund’s Prospectus and Statement of Additional Information, as well as the Fund’s Annual Report, by calling 855.268.2242 or by writing P.O. Box 1436, Denver, CO 80201.

The foregoing is not an offer to sell, nor is it a solicitation of an offer to buy, any shares of the Fund.

The participants in the proxy solicitation include Financial Investors Trust, the Adviser, and the Trustees of Financial Investors Trust.

Information regarding the Fund shares owned by the Adviser, by certain Adviser employees and principals, and by each Trustee of Financial Investors Trust can be found in the Fund’s Statement of Additional Information, which can be obtained by calling 855-268.2242 or by writing P.O. Box 1436, Denver, CO 80201.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE